Exhibit 21
SUBSIDIARIES OF
PHARMANET DEVELOPMENT GROUP, INC.

Jurisdiction of
U.S. Subsidiaries	Incorporation

Keystone Analytical, Inc.	Florida
Taylor Technology, Inc.	New Jersey
PharmaNet, Inc.	Delaware

Jurisdiction of
Foreign Subsidiaries	Incorporation

Anapharm, Inc.	Quebec
Anapharm Europe S.L.	Spain
PharmaNet AG	Switzerland